Exhibit 10.6

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (the “Agreement”) is made as of the ___ day of ______________, 20___ (the “Effective Date”), by and between Hillenbrand, Inc., an Indiana corporation (the “Company”), and _______________ (the “Executive”).

WHEREAS, the Company considers it essential to the best interests of its shareholders to foster continuous employment by the Company and its subsidiaries of their key management personnel;

WHEREAS, the Compensation and Management Development Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company has recommended, and the Board has approved, that the Company enter into Change in Control Agreements with key executives of the Company and its subsidiaries who are from time to time designated by the management of the Company and approved by the Committee; and

WHEREAS, the Board believes it is in the best interests of the Company and its shareholders that in the event of any proposed Change in Control (as defined below) Executive be in a position to provide assessment and advice to the Board regarding any proposed Change in Control without concern that Executive might be unduly distracted by the personal uncertainties and risks created by any proposed Change in Control;

NOW, THEREFORE, the Company and Executive agree as follows:

1.            Effectiveness. The terms and conditions of this Agreement shall become effective commencing on the Effective Date. The Company and Executive acknowledge and agree that, as of the Effective Date, any prior Change in Control Agreement between the Company and Executive is hereby terminated in its entirety and considered null and void.

2.            Termination following a Change in Control. After the occurrence of a Change in Control, the Company will provide or cause to be provided to Executive the rights and benefits described in Section 3 hereof in the event that Executive’s employment with the Company and its subsidiaries is terminated:

(a)            by the Company or its subsidiaries (or its or their successors) for any reason other than for death, permanent disability or Cause (as defined below) at any time prior to the second anniversary of a Change in Control; or

(b)            by Executive for Good Reason (as defined below) at any time prior to the second anniversary of a Change in Control.

Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and if the Executive’s employment with the Company is terminated by the Company other than for death, permanent disability or Cause, or by Executive for Good Reason, prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control which subsequently occurs within three months of such termination, then for purposes of this Agreement a Change in Control shall be deemed to have occurred on the day immediately prior to such termination of employment, and all references in Section 3 to payments within a specified period as allowed by law following “Termination” shall instead be references to the specified period following the Change in Control.

The rights and benefits described in Section 3 hereof shall be in lieu of any severance or similar payments otherwise payable to Executive under any employment agreement or severance plan or program of the Company or any of its subsidiaries but shall not otherwise affect Executive’s rights to compensation or benefits under the Company’s compensation and benefit programs except to the extent expressly provided herein.

3.            Rights and Benefits Upon Termination.

In the event of the termination of Executive’s employment under any of the circumstances set forth in Section 2 hereof (“Termination”), the Company shall provide or cause to be provided to Executive the following rights and benefits, provided that Executive executes and delivers to the Company within 45 days of the Termination a release (“Release”) in a form reasonably acceptable to the Company:

(a)            a lump sum payment in cash in the amount of [two/three]1 times the sum of (x) Executive’s Annual Base Salary (as defined below), plus (y) the Executive’s Target Short-Term Incentive, payable (i) on the date which is six months following Termination, if the Executive is a “specified employee” as defined in Code Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (“Code”) (Section 409A of the Code is hereunder referred to as “Section 409A”), and the Treasury Regulations promulgated thereunder (to the extent required in order to comply with Section 409A); or (ii) on the next regularly scheduled payroll following the earlier to occur of fifteen (15) days from the Company’s receipt of an executed Release or the expiration of sixty (60) days after Executive’s Termination, if Executive is not such a “specified employee” (or such payment is exempt from Section 409A); provided, however, that if the before-stated sixty (60) day period ends in a calendar year following the calendar year in which the sixty (60) day period commenced, then any benefits not subject to clause (i) shall only begin on the next regularly scheduled payroll following the expiration of sixty (60) days after the Executive’s Termination;

(b)            for the [24/36]2 months following Termination, continued health and medical insurance coverage for Executive and Executive’s dependents substantially comparable (with regard to both benefits and employee contributions) to the coverage provided by the Company immediately prior to the Change in Control for active employees of equivalent rank. From the end of such [24/36]3 month period until Executive attains Social Security Retirement Age, Executive shall have the right to purchase (at COBRA rates applicable to such coverage) continued coverage for Executive and Executive’s dependents under one or more plans maintained by the Company for its active employees, to the extent Executive would have been eligible to purchase continued coverage under the plan in effect immediately prior to the Change in Control had Executive’s employment terminated [24/36]3 months following Termination. The payment of any health or medical claims for the health and medical coverage provided in this subparagraph (b) shall be made to the Executive as soon as administratively practicable after the Executive has provided the appropriate claim documentation, but in no event shall the payment for any such health or medical claim be paid later than the last day of the calendar year following the calendar year in which the expense was incurred. Notwithstanding anything herein to the contrary, to the extent required by Section 409A: (i) the amount of medical claims eligible for reimbursement or to be provided as an in-kind benefit under this Agreement during a calendar year may not affect the medical claims eligible for reimbursement or to be provided as an in-kind benefit in any other calendar year, and (ii) the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit;

(1) Three times only in the case of the CEO.

(2) Thirty-six months only in the case of the CEO.

(3) Same.

(c)            a lump sum payment in cash, payable within sixty (60) days after Termination, equal to all reimbursable business expenses and similar miscellaneous benefits as of the Termination; provided, however, that to the extent that any such miscellaneous benefits are subject to Section 409A, such benefits shall be paid in one lump sum (i) on the date which is six months following Termination, if the Executive is a “specified employee” as defined in Code Section 409A(a)(2)(b)(i), or (ii) on the next regularly scheduled payroll following the earlier to occur of fifteen (15) days from the Company’s receipt of an executed Release or the expiration of sixty (60) days after Executive’s Termination, if Executive is not such a “specified employee”; provided, however, that if the before-stated sixty (60) day period ends in a calendar year following the calendar year in which the sixty (60) day period commenced, then any benefits not subject to clause (i) shall only begin on the next regularly scheduled payroll following the expiration of sixty (60) days after the Executive’s Termination;

(d)            a lump sum payment in cash equal to the amount of Short-Term Incentive Compensation payable to Executive for the fiscal year or other performance period that includes the date of the Termination, calculated based on the greater of (i) an assumed achievement of all relevant performance goals at their “target” level, or (ii) the actual level of achievement of all relevant performance goals against target measured through the date immediately prior to the date of Termination (or as close to such date as administratively practicable), and pro-rated based on the number of days in the applicable fiscal year or other performance period through (and including) the date of Termination.

(e)            accelerated vesting in full of all outstanding awards held by Executive under the Company’s Stock Incentive Plan, with any such awards with respect to which the number of shares of common stock of the Company earned depends upon performance calculated as follows: (i) for awards granted prior to the Effective Date, an assumed achievement of all relevant performance goals at their “target” level, and (ii) for awards granted on or after the Effective Date, the greater of (A) an assumed achievement of all relevant performance goals at their “target” level, or (B) the actual level of achievement of all relevant performance goals against target measured through the date immediately prior to the Change in Control (or as close to such date as administratively practicable); provided, that if the Change in Control involves a merger, acquisition or other corporate restructuring in which the Company is not the surviving entity (or survives as a subsidiary of another entity) (an “Acquisition”), then, in lieu of any such shares of common stock of the Company as described above, Executive shall be entitled to receive consideration equal to that which Executive would have received had the Termination occurred (and, thus, the rights and benefits set forth above been realized) immediately prior to the Acquisition; and provided further, that the Company shall in any case have the right to substitute cash for shares of common stock of the Company or consideration in an amount equal to the fair market value of such shares or consideration as reasonably determined by the Company.

Any distribution to be made under Section 3(d) or (e) shall be made no later than two and one half months following Executive’s Termination, except to the extent otherwise required in order to comply with Section 409A.

4.            Adjustments to Payments.

(a)            If any payment or benefit Executive would receive pursuant to this Agreement or otherwise, including accelerated vesting of any equity compensation (all such payments and/or benefits hereinafter, “Payment”), would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either (x) provided to the Executive in full, or (y) provided to the Executive to such lesser extent which would result in no portion of such Payment being subject to the excise tax, further reduced by $5,000 (including such further reduction, the “Cutback Amount”), whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, such excise tax and other applicable taxes, (all computed at the highest applicable marginal rates), results in the receipt by the Executive, on an after-tax basis, of the greatest amount of the Payment, notwithstanding that all or a portion of such Payment may be subject to the excise tax.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Cutback Amount, reduction shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (B) accelerated vesting of performance-based equity awards shall be cancelled or reduced next and in the reverse order of the date of grant for such awards (i.e., the vesting of the most recently granted awards will be reduced first), with full-value awards reduced before any performance-based stock option or stock appreciation rights are reduced; (C) health and welfare benefits shall be reduced and in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced; and (D) accelerated vesting of time-based equity awards shall be cancelled or reduced last and in the reverse order of the date of grant for such awards (i.e., the vesting of the most recently granted awards will be reduced first), with full-value awards reduced before any time-based stock option or stock appreciation rights are reduced.

(b)            The Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder and perform the foregoing calculations.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.  The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which right to a Payment is triggered (if requested at that time by the Company or Executive).  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

5.            Section 409A Acknowledgement.

Executive acknowledges that Executive has been advised of Section 409A, which has significantly changed the taxation of nonqualified deferred compensation plans and arrangements. Under proposed and final regulations as of the date of this Agreement, Executive has been advised that Executive’s severance pay and other Termination benefits may be treated by the Internal Revenue Service as “nonqualified deferred compensation,” subject to Section 409A. In that event, several provisions in Section 409A may affect Executive’s receipt of severance compensation, including the timing thereof. These include, but are not limited to, a provision which requires that distributions to “specified employees” (as defined in Section 409A) on account of separation from service may not be made earlier than six months after the effective date of separation. If applicable, failure to comply with Section 409A can lead to immediate taxation of such deferrals, with interest calculated at a penalty rate and a 20% excise tax. As a result of the requirements imposed by the American Jobs Creation Act of 2004, Executive agrees that if Executive is a “specified employee” at the time of Executive’s termination and if severance payments are covered as “nonqualified deferred compensation” or otherwise not exempt, such severance pay (and other benefits to the extent applicable) due Executive at time of termination shall not be paid until a date at least six months after Executive’s effective termination date. Executive acknowledges that, notwithstanding anything contained herein to the contrary, both Executive and the Company shall each be independently responsible for accessing their own risks and liabilities under Section 409A that may be associated with any payment made under the terms of this Agreement which may be deemed to trigger Section 409A. To the extent applicable, Executive understands and agrees that Executive shall have the responsibility for, and Executive agrees to pay, any and all appropriate income tax or other tax obligations for which Executive is individually responsible and/or related to receipt of any benefits provided in this Agreement. Executive agrees to fully indemnify and hold the Company harmless for any taxes, penalties, interest, cost or attorneys’ fee assessed against or incurred by the Company on account of such benefits having been provided to Executive or based on any alleged failure to withhold taxes or satisfy any claimed obligation. Executive understands and acknowledges that neither the Company, nor any of its employees, attorneys or other representatives, has provided or will provide Executive with any legal or financial advice concerning taxes or any other matter, and that Executive has not relied on any such advice in deciding whether to enter into this Agreement. Notwithstanding any provision of this Agreement to the contrary, to the extent that any payment under the terms of this Agreement would constitute an impermissible acceleration of payments under Section 409A or any regulations or Treasury guidance promulgated thereunder, such payments shall be made no earlier than at such times allowed under Section 409A. If any provision of this Agreement (or of any award of compensation) would cause Executive to incur any additional tax or interest under Section 409A or any regulations or Treasury guidance promulgated thereunder, the Company or its successor may reform such provision; provided that it will (i) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A and (ii) notify and consult with Executive regarding such amendments or modifications prior to the effective date of any such change.

6.            Non-Competition; Non-Solicitation. In the event that upon a Termination, Executive receives any of the rights and benefits described in Section 3 hereof, then during the period beginning on such Termination and ending two years thereafter:

(a)            Executive will not, unless acting as an employee of the Company or any of its affiliated companies or with the prior written consent of the Company, directly or indirectly, own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected in a competitive capacity as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit Executive’s name to be used in connection with, any business or enterprise that (i) is engaged in the business of designing, engineering, manufacturing, marketing, selling or distributing any products or services that compete with, or are a functional equivalent of or alternative for, any of the products or services designed, engineered, manufactured, marketed, sold or distributed by the Company or any of its affiliated companies within the year prior to the Termination or that the Company or any of its affiliated companies are about to so do at the time of such Termination (the “Competing Products”), and (ii) is engaged in any such activities within any state of the United States or the District of Columbia or any other country in which the Company or any of its affiliated companies engages in or is about to engage in any of such activities; and

(b)            Executive will not, unless acting as an employee of the Company or any of its affiliated companies or with the prior written consent of the Company, (i) call on or solicit, either directly or indirectly, for any purposes involving the designing, engineering, manufacturing, marketing, selling, purchasing or distributing of any Competing Products, any person, firm, corporation or other entity who or which is or had been, at the time of or within two years prior to the Termination, a customer of the Company or any of its affiliated companies, or (ii) knowingly solicit for employment, or otherwise for the providing of advice or services, any person who is an employee of the Company or any of its affiliated companies or who was such an employee within six months prior to such Termination.

The provisions of Section 6(a) shall not prohibit Executive from owning not more than one percent (1%) of the outstanding stock or other corporate security of a company that is traded or quoted on a national securities exchange or national market system

7.            Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a)            “Annual Base Salary” means the annualized amount of Executive’s rate of base salary in effect immediately before the Change in Control or such higher rate as may be in effect at any time on or after the Change in Control.

(b)            “Cause” shall have the same meaning set forth in any current employment agreement that the Executive has with the Company or any of its subsidiaries.

(c)            A “Change in Control” shall be deemed to occur on:

(i)	the date that any person, corporation, partnership, syndicate, trust, estate or other group acting with a view to the acquisition, holding or disposition of securities of the Company, becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities of the Company representing 35% or more of the voting power of all securities of the Company having the right under ordinary circumstances to vote at an election of the Board (“Voting Securities”), other than by reason of (x) the acquisition of securities of the Company by the Company or any of its Subsidiaries or any employee benefit plan of the Company or any of its Subsidiaries, or (y) the acquisition of securities of the Company directly from the Company;

(ii)	the consummation of a merger or consolidation of the Company with another corporation unless

(A) the shareholders of the Company, immediately prior to the merger or consolidation, beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to 50% or more of the voting power of all securities of the corporation surviving the merger or consolidation having the right under ordinary circumstances to vote at an election of directors in substantially the same proportions as their ownership, immediately prior to such merger or consolidation, of Voting Securities of the Company;

(B) no person, corporation, partnership, syndicate, trust, estate or other group beneficially owns, directly or indirectly, 35% or more of the voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation except to the extent that such ownership existed prior to such merger or consolidation; and

(C) the members of the Company’s Board, immediately prior to the merger or consolidation, constitute, immediately after the merger or consolidation, a majority of the board of directors of the corporation issuing cash or securities in the merger;

(iii)	the date on which individuals who at the beginning of the 24-month period ending on such date constituted the entire Board (“Current Directors”) shall cease for any reason to constitute a majority of the Board, unless the nomination or election of each new director was approved by a majority vote of the Current Directors;

(iv)	the consummation of a sale or other disposition of all or substantially all (i.e., 50% or more) of the assets of the Company in one transaction or a series of transactions within any period of 12 consecutive months; or

(v)	the date of approval by the shareholders of the Company of a plan of complete liquidation of the Company.

(f)            “Good Reason” shall have the same meaning set forth in any current employment agreement that the Executive has with the Company or any of its subsidiaries.

(g)            “Short-Term Incentive Compensation” means the Incentive Compensation payable under the Short-Term Incentive Compensation Program, or any successor or other short-term incentive plan or program.

(h)            “Target Short-Term Incentive” means the higher of (i) the target Incentive Compensation opportunity under the Short-Term Incentive Compensation Program applicable to Executive as in effect immediately prior to the Change in Control, provided that if no target Incentive Compensation opportunity has been established for the year or other performance period in which the Change in Control occurs, as in effect for the year or other performance period immediately preceding the year in which the Change in Control occurs, or (ii) the target Incentive Compensation opportunity under the Short-Term Incentive Compensation Program applicable to Executive as in effect any time after the Change in Control.

8.            Notice.

(a)            Any discharge or termination of Executive’s employment pursuant to Section 2 shall be communicated in a written notice to the other party hereto setting forth the effective date of such discharge or termination (which date shall not be more than 30 days after the date such notice is delivered) and, in the case of a discharge for Cause or a termination for Good Reason the basis for such discharge or termination.

(b)            For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed (i) in the case of Executive, to the last address the Company has on file; or (ii) in the case of the Company, to One Batesville Boulevard, Batesville, Indiana 47006, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the General Counsel, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

9.            No Duty to Mitigate. Executive is not required to seek other employment or otherwise mitigate the amount of any payments to be made by the Company pursuant to this Agreement.

10.          Assignment.

(a)            This Agreement is personal to Executive and shall not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b)            This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, to expressly assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it if no such succession had taken place.

11.          Arbitration. Any dispute or controversy arising under, related to or in connection with this Agreement shall be settled exclusively by arbitration before a single arbitrator in Indianapolis, Indiana, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator’s award shall be final and binding on all parties to this Agreement. Judgment may be entered on an arbitrator’s award in any court having competent jurisdiction.

12.           Integration. As of the Effective Date, this Agreement supersedes and replaces any oral or written agreements or understandings in respect of the matters addressed hereby. To the extent the terms or conditions of any equity award grant instrument conflict with the terms of this Agreement, the terms of this Agreement shall govern.

13.          Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

14.          Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

15.          Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

16.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana without reference to principles of conflict of laws.

17.          Attorney’s Fees. If any legal proceeding (whether in arbitration, at trial or on appeal) is brought under or in connection with this Agreement, each party shall pay its own expenses, including attorneys’ fees.

18.           Term of Agreement. The term of this Agreement shall be one year commencing on the date hereof; provided however, that this Agreement shall be automatically renewed for successive one-year terms commencing on each anniversary of the date of this Agreement unless the Company shall have given notice of non-renewal to Executive at least 30 days prior to the scheduled termination date; and further provided that notwithstanding the foregoing, (i) this Agreement shall not terminate within two years after a Change in Control, or during any period of time when a transaction which would result in a Change in Control is pending or under consideration by the Board, and (ii) Section 6 hereof shall survive termination. The termination of this Agreement shall not adversely affect any rights to which Executive has become entitled prior to such termination.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the day and year first above set forth.

HILLENBRAND, INC.

By:
Name:	[•]
Title:	[•]

EXECUTIVE